Exhibit 99.1

Contact:	Amedisys, Inc.	Noonan/Russo
	Chief Financial Officer	Investors/Media
	Greg Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com

Amedisys Acquires Winyah Home Health in South Carolina

BATON ROUGE, Louisiana (January 31, 2005) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today announced that it has acquired the home health operations from several affiliated companies operating as Winyah Health Care Group in South Carolina, effective February 1, 2005. The agencies are expected to contribute between $0.04 and $0.06 cents per fully diluted share to Amedisys in 2005, and approximately $16 million to $17 million to Amedisys’ annualized revenues on a going forward basis.

Additionally, South Carolina is a Certificate of Need (C.O.N.) state. This acquisition allows Amedisys to expand its services to approximately half of the counties in the state.

The Company had previously acquired other home health assets from Winyah in October of 2004.

“We are excited with the significant expansion of our presence in the South Carolina market through this acquisition,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “We continue to execute on our strategy of acquiring multi-site agencies that can quickly and efficiently be integrated into our operating platform.”

“We continue to see a number of acquisition opportunities available, and maintain our intention to selectively acquire companies that fit our stated profile,” continued Mr. Borne. “Moreover, we maintain a solid cash position that provides us the flexibility to continue executing attractive acquisitions while sustaining a healthy balance sheet.”

The purchase price of this most recent acquisition included $13 million in cash, a $2 million note payable over two years and approximately $1.5 million of Amedisys’ stock.

Amedisys, Inc., one of the nation’s largest providers of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $142 million in revenue in 2003. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

http://www.amedisys.com